Exhibit 10.40

Igloo Holdings Corporation

32 Crosby Drive

Bedford, MA 01730

December 18, 2012

Mason Slaine

310 E 53rd Street, Apt. 20C

New York, NY 10022

Re: Option Adjustment for 2012 Extraordinary Dividend

Dear Mason:

Reference is made to the Employment Agreement by and among Igloo Holdings Corporation (“Holdings”), Interactive Data Corporation and you, dated August 4, 2010 (the “Employment Agreement”) and the Option Grant Notice and Agreement between you and Holdings, dated August 4, 2010 (the “Option Agreement”). The Board of Directors of Holdings (the “Board”) declared an extraordinary cash dividend on December 18, 2012 (the “Dividend”). The Board specified December 19, 2012 as the record date for determining stockholders of record entitled to the Dividend (the “Record Date”). In connection with its declaration of the Dividend, the Board made a determination of, and approved, an equitable adjustment to outstanding stock options granted under the Igloo Holdings Corporation 2010 Stock Incentive Plan (the “Plan”) pursuant to Section 11(a) of the Plan. With regard to your stock options outstanding as of the Record Date, you and Holdings hereby agree as follows:

1.	Solely with respect to the Dividend, Section 4(c) of the Employment Agreement and the “Dividends” section of the Option Agreement shall not apply.

2.	In lieu of the treatment provided in Section 4(c) of the Employment Agreement and the “Dividends” section of the Option Agreement, the following adjustments shall apply:

a.	As of the Record Date, all stock options granted pursuant to the Option Agreement shall be adjusted by reducing the per share exercise price of such options by $0.20, which is equal to two-thirds (2/3) of the per share equitable adjustment approved by the Board with respect to outstanding performance-based stock options;

b.

You will be entitled to a cash payment of $4,126,427 (the “Option Adjustment Payment”). A pro rata portion of the Option Adjustment Payment will vest and become non-forfeitable on each monthly anniversary of July 29, 2010, subject to your continued employment on each such date; provided, that the vesting of the Option Adjustment Payment will be accelerated on the date on which the stock options subject to your Option Agreement first become vested, such that the total amount of the Option Adjustment Payment that shall be vested following such acceleration shall be equal to the percentage of the options vesting on such date. The portion of the Option Adjustment Payment that is vested on the Record Date (which amount is $1,925,666) will be paid to you in a single lump sum as soon as practicable following such date. The remaining portion of the Option Adjustment Payment (which amount is $2,200,761) will be paid to you following the vesting of each installment thereof on the earliest to occur of the following: (i) the first payroll date following the last day of the fiscal quarter in which the vesting date occurs, (ii) as soon as reasonably practicable following the date of your termination of employment on or following the applicable vesting date, but in no event later than ten (10) business days following your date of termination, or (iii) as soon as reasonably practicable following a Change in Control (as defined in the Plan), but in no event later than ten (10) business days following the Change in Control, until the Option Adjustment Payment has been made in full.

3.	Except as modified herein with respect to the Dividend, all other provisions of the Employment Agreement and the Option Agreement shall remain in full force and effect.

Igloo Holdings Corporation

By:	/s/ Vincent Chippari
Name: Vincent Chippari Title: Treasurer

Agreed to and accepted:

Mason Slaine

/s/ Mason Slaine

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